                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       INFORMIX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                [INFORMIX LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 16, 1998
                                   11:00 A.M.

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Informix Corporation, a Delaware corporation ("Informix" or the "Company"), will be held on Thursday, July 16, 1998, at 11:00 a.m., local time, at Hyatt Rickey's, 4219 El Camino Real, Palo Alto, California for the following purposes:

    1. To elect two (2) directors to Class II of the Company's Board of Directors to serve until the expiration of their terms or until their successors are duly elected or appointed and qualified;

    2. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending December 31, 1998; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only holders of Common Stock of the Company of record at the close of business on June 8, 1998 are entitled to notice of and to vote at the meeting. Holders of shares of the Company's Series A-1 Convertible Preferred Stock or Series B Convertible Preferred Stock are entitled to notice of, but not to vote at, the meeting.

    All stockholders are cordially invited to attend the meeting in person. To assure that holders of Common Stock are represented at the meeting, however, such holders are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. HOLDERS OF COMMON STOCK MAY REVOKE THEIR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY HOLDER OF COMMON STOCK ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                                          For the Board of Directors
                                          INFORMIX CORPORATION

                                          /s/ Gary Lloyd

                                          Gary Lloyd
                                          SECRETARY

Menlo Park, California
June 15, 1998

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE THEIR REPRESENTATION AT THE
    MEETING, HOLDERS OF COMMON STOCK ARE REQUESTED TO COMPLETE, SIGN AND
       DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND
                           RETURN IT IN THE ENCLOSED ENVELOPE.

                              INFORMIX CORPORATION
                                ----------------

                                PROXY STATEMENT
                  FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of INFORMIX CORPORATION, a Delaware corporation ("Informix" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, July 16, 1998, at 11:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Hyatt Rickey's, 4219 El Camino Real, Palo Alto, California. The Company's principal executive offices are located at 4100 Bohannon Drive, Menlo Park, California 94025, and its telephone number at that address is (650) 926-6300. When proxies are properly dated, executed and returned, the shares of Common Stock they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted (i) for the election of the nominees for Class II directors of the Company's Board of Directors set forth herein, (ii) for the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors as set forth herein, and, (iii) at the discretion of the proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 1997, including financial statements, were first mailed on or about June 15, 1998 to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND SHARES OUTSTANDING

    The holders of Common Stock of the Company of record at the close of business on June 8, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had issued and outstanding and entitled to vote 167,854,838 shares of Common Stock, $0.01 par value. In addition, at the record date, the Company also had issued and outstanding 50,000 shares of Series B Convertible Preferred Stock, $0.01 par value (the "Series B Preferred"). At the record date there were no shares issued and outstanding of Series A-1 Convertible Preferred, $0.01 par value (the "Series A-1 Preferred"); however, at the Record Date the Company had issued and outstanding a warrant to purchase up to 80,000 shares of Series A-1 Preferred. The holders of the Series A-1 Preferred and the Series B Preferred are entitled to notice of, but not to vote at, the Annual Meeting.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the General Counsel of the Company at or before the taking of the vote at the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the General Counsel of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to Informix Corporation at 4100 Bohannon Drive, Menlo Park, California 94025, Attention: General Counsel, Legal Department, or hand-delivered to the General Counsel, Legal Department at or before the taking of the vote at the Annual Meeting.

VOTING

    Each share of Common Stock outstanding on the Record Date is entitled to one vote. Stockholders' votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Abstentions are considered shares present and entitled to vote and, therefore, have the same legal effect as a vote against a matter presented at the Annual Meeting. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes but will be considered for purposes of determining the presence of a quorum. Holders of shares of the Series A-1 Preferred or the Series B Preferred are not entitled to vote such shares at the Annual Meeting.

SOLICITATION OF PROXIES

    The expense of soliciting proxies in the enclosed form will be borne by the Company. In addition, the Company may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and employees, personally or by telephone, telegram, facsimile or other means of communication. No additional compensation will be paid for such services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission (the "Commission"). Proposals of stockholders of the Company intended to be presented for consideration at the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than February 15, 1999 in order that they may be included in the proxy statement and form of proxy related to that meeting.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

    The Company's Amended and Restated Certificate of Incorporation and Amended Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected (i) by the affirmative vote of the holders of the then-outstanding shares of voting stock of the Company entitled to vote generally in the election of directors and voting together as a single class or
(ii) by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is duly elected and qualified.

    There are currently six members of the Board of Directors. Class I presently consists of two directors who are serving three-year terms expiring in 2000. Class II presently consists of two directors whose three-year term will expire as of the Annual Meeting. Class III presently consists of two directors who are serving three-year terms expiring in 1999. At each annual meeting of stockholders, directors elected to succeed those in the class whose terms expire will be elected for three-year terms so that the term of one class of directors will expire each year. In each case, a director serves for the designated term and until his or her respective successor is duly elected and qualified, or until any such director's death, resignation or removal.

    Two Class II directors are to be elected at this Annual Meeting to serve three-year terms expiring in 2001. The Nominating Committee of the Board of Directors has nominated James L. Koch and Thomas A. McDonnell for election to the Class II board seats (collectively, the "Class II Nominees"). Shares represented by the accompanying proxy will be voted for the Class II Nominees, unless the proxy is marked in such a manner as to withhold authority so to vote. If any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxy may be voted for a substitute nominee or nominees designated by the present Board of Directors to fill the vacancy. It is not presently expected that any of the Class II Nominees will be unable or will decline to serve as a director.

    The names of the Class II Nominees and the Company's other current directors and certain information about them as of June 15, 1998 are set forth below. Information as to the stock ownership of each director and all current directors and executive officers of the Company as a group is set forth below under "Security Ownership of Management and Certain Beneficial Owners."

NAME OF NOMINEE                               AGE                 POSITION(S) WITH THE COMPANY             DIRECTOR SINCE
----------------------------------------      ---      --------------------------------------------------  ---------------
CLASS I DIRECTORS
  Leslie G. Denend......................          57   Director                                                    1997
  Cyril J. Yansouni(1)(2)...............          56   Director                                                    1991

CLASS II DIRECTORS
  *James L. Koch(1)(2)..................          54   Director                                                    1991
  *Thomas A. McDonnell(1)(2)(3).........          52   Director                                                    1988

CLASS III DIRECTORS
  Albert F. Knorp, Jr.(2)(3)............          62   Assistant Secretary and Director                            1984
  Robert F. Finocchio...................          47   Chairman, President and Chief Executive Officer             1997

------------------------

 *  Nominee for Class II Director

(1) Member of Compensation Committee

(2) Member of Audit Committee

(3) Member of Nominating Committee

    LESLIE G. DENEND has served as a member of the Company's Board of Directors since December 1997. Since December 1997, Mr. Denend has served as President of Network Associates, Inc., a provider of network security and management software, that resulted from the merger of McAfee Associates, Inc. and Network General Corporation ("Network General"). From June 1993 to December 1997, Mr. Denend served as President and Chief Executive Officer of Network General. He also served as Network General's Senior Vice President of Products from February 1993 to June 1993. From November 1990 to December 1992, he was President of Vitalink Communications, a manufacturer of networking products. From January 1989 to October 1990, Mr. Denend served in a variety of positions at 3Com Corporation, a global data networking company ("3Com"), most recently as Executive Vice President for Product Operations. Mr. Denend is also a director of Rational Software Inc., a provider of component-based development software systems, and Proxim, Inc., a designer of wireless local area networking products. Mr. Denend is a graduate of the United States Air Force Academy and holds an M.B.A. and Ph.D. in economics, public policy and business from Stanford University. Mr. Denend was also a Fulbright Scholar in economics at Bonn University.

    CYRIL J. YANSOUNI has served as a member of the Company's Board of Directors since May 1991. Since March 1991, Mr. Yansouni has been the Chief Executive Officer and Chairman of the Board of Directors of Read-Rite Corporation, a manufacturer of thin film magnetic recording heads. He also is a member of the Advisory Board of both the Leavey School of Business Administration at Santa Clara University and the San Jose State University School of Engineering. Mr. Yansouni is a director of PeopleSoft, Inc., a provider of client/server business software, Raychem Corporation, an international manufacturer and marketer of products for electronics, industrial and telecommunications applications, and ActivCard, a French company that develops authentication communication software. Mr. Yansouni holds a B.S. in electrical and mechanical engineering from the University of Louvain, Belgium and an M.S. in electrical engineering from Stanford University. In addition, he attended the executive management program at Stanford University.

    JAMES L. KOCH has served as a member of the Company's Board of Directors since May 1991. Since July 1990, Mr. Koch has served in various positions at Santa Clara University. Since February 1997, Mr. Koch has been its Director of the Center for Science, Technology and Society and, since July 1990, a Professor of Management and Corporate Strategy. In addition, from July 1990 to July 1996, Mr. Koch served as Dean of the Leavey School of Business Administration at Santa Clara University. Mr. Koch holds a B.A. in business administration from San Francisco State University and an M.B.A. and Ph.D. in business administration from the University of California, Los Angeles.

    THOMAS A. MCDONNELL has served as a member of the Company's Board of Directors since February 1988. Since 1971, Mr. McDonnell has served as Chief Executive Officer of DST Systems, Inc. ("DST"), a transfer agent for mutual funds, stocks and bonds, and since October 1984 as a director of DST. Mr. McDonnell is also President of DST, a position he has held since 1973; Mr. McDonnell also served as Treasurer of DST from 1973 to September 1995. From August 1983 to November 1995, Mr. McDonnell was Executive Vice President and a director of Kansas City Southern Industries, Inc., a holding company and the former parent of DST. Mr. McDonnell is also director of BHA Group, Inc., a manufacturer of pollution control devices, Cerner Corporation, a provider of software and technology to the health care industry, Computer Sciences Corporation, an information technology company, Euronet Services, Inc., an operator of automatic teller machines, Janus Capital Corporation, a registered investment advisor, and Nellcor-Puritan-Bennett Corporation, a medical device company. Mr. McDonnell holds a B.S. and B.A. in accounting from Rockhurst College and an M.B.A. from the Wharton School of the University of Pennsylvania.

    ALBERT F. KNORP, JR. has served as a member of the Company's Board of Directors since 1984 and as its Assistant Secretary since 1985. Mr. Knorp is a general partner in Seaport Ventures, L.P., a family partnership. Since November 1994, Mr. Knorp has been of counsel to the law firm of Gray Cary Ware & Freidenrich. He had previously been a partner in the law firm of Lewis, Knorp, Walsh & Kavalaris. Mr. Knorp holds a B.A. in social sciences from Stanford University and an L.L.B. from Santa Clara University.

    ROBERT J. FINOCCHIO, JR. has served as the Company's Chairman, President and Chief Executive Officer since July 1997. From December 1988 until May 1997, Mr. Finocchio was employed with 3Com where he held various positions, most recently serving as President, 3Com Systems. Prior to his employment with 3Com, Mr. Finocchio held various executive positions in sales and service with Rolm Communications, a telecommunications and networking company, most recently as Vice President of Rolm Systems Marketing. Mr. Finocchio also serves as a director of Latitude Communications, a teleconferencing company. Mr. Finocchio is also a Regent of Santa Clara University. Mr. Finocchio holds a B.S. in economics from Santa Clara University and an M.B.A. from the Harvard Business School.

    There is no family relationship among any of the directors or executive officers of the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    Class II directors will be elected by a plurality of the votes of the shares present and entitled to vote at the Annual Meeting and entitled to vote on the election of directors. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CLASS II NOMINEES AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES.

BOARD AND COMMITTEE MEETINGS

    The Company's Board of Directors held 31 meetings during the fiscal year ended December 31, 1997. No incumbent director during fiscal 1997 attended fewer than seventy-five percent (75%) of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which such person was a director and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served (during the period such person served). The Board of Directors has standing Audit, Compensation and Nominating Committees.

    The members of the Audit Committee during fiscal 1997 were Albert F. Knorp, Jr., James L. Koch, Thomas A. McDonnell and Cyril J. Yansouni. The Audit Committee held six meetings during fiscal 1997. The purposes of the Audit Committee are to review with the Company's management and independent accountants such matters as internal accounting controls and procedures, the plan and results of the annual audit and suggestions of the accountants for improvements in accounting procedures; to nominate independent accountants; and to provide such additional information as the committee may deem necessary to make the Board of Directors aware of significant financial matters which require the Board's attention.

    The members of the Compensation Committee during fiscal 1997 were James L. Koch, Thomas A. McDonnell and Cyril Yansouni. The Compensation Committee held six meetings during fiscal 1997. The purposes of the Compensation Committee are to review and approve the compensation to be paid or provided to the Company's executive officers, the aggregate compensation of all employees of the Company and to administer the Company's 1994 Stock Option and Award Plan (the "1994 Plan"). Robert J. Finocchio, Jr., Chairman, President and Chief Executive Officer of the Company, participates in all discussions regarding the compensation of all officers of the Company but is excluded from discussions regarding his own salary and incentive compensation.

    The members of the Nominating Committee during fiscal 1997 were Alfred F. Knorp, Jr. and Thomas A. McDonnell. The Nominating Committee held two meetings during fiscal 1997. The purpose of the Nominating Committee is to seek qualified candidates for nomination and appointment to the Board of Directors. During fiscal 1997, the Nominating Committee nominated Leslie G. Denend and Robert J. Finocchio, Jr. for appointment to the Board. In February 1998, it nominated James L. Koch and Thomas A. McDonnell for re-election to the Board as Class II directors. The Nominating Committee will consider the names and qualifications of candidates for the Board submitted by stockholders in accordance with the procedures set forth in "Deadline for Receipt of Stockholder Proposals for 1999 Annual Meeting" above and in the Bylaws of the Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee during fiscal 1997 were James L. Koch, Thomas A. McDonnell and Cyril J. Yansouni. Messrs. Koch, McDonnell and Yansouni were not at any time during the Company's 1997 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

    Employee directors do not receive any additional compensation for serving as a director. For the fiscal year ended December 31, 1997, the Company paid each non-employee director a quarterly fee of $2,000 and an additional fee of $1,000 for each Board meeting attended. In addition, members of the Audit and Compensation Committees received $500 for each committee meeting attended; members of the Nominating Committee do not receive additional compensation for their attendance at committee meetings. For the year ending December 31, 1998, the outside directors will continue to receive the same compensation as they received in 1997. The Company reimburses each member of the Company's Board of Directors, whether or not an employee, for out-of-pocket expenses, including travel expenses, incurred in connection with attending Board meetings. In addition, from time to time, the Company invites the directors' spouses to accompany the directors to board meetings, and, when invited, the Company also pays the travel expenses incurred by the spouses. In 1997, these spousal travel expenses were less than $10,000 per director.

    The Company's 1989 Outside Directors Stock Option Plan (the "Director Plan") provides for the grant of options to non-employee directors pursuant to an automatic, nondiscretionary grant mechanism. Each non-employee director is automatically granted an option to purchase 15,000 shares of Common Stock upon initial election to the Board of Directors and an additional option to purchase 15,000 shares upon re-election. The Company has a staggered board, with each director serving for a three year term. Each such option is granted at the fair market value of Common Stock on the date of grant. Options granted under the Director Plan become exercisable over three years with one-third of the shares vesting on each anniversary of the grant date.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock and Series B Preferred Stock as of March 31, 1998 by (i) each person or entity who is known by the Company to own beneficially 5% or more of the Company's outstanding Common Stock or Series B Preferred Stock, as the case may be; (ii) each director of the Company; (iii) the Company's Chairman, President and Chief Executive Officer; (iv) each of the Company's four most highly compensated executive officers other than its Chief Executive Officer who were serving as officers of the Company at the end of the fiscal year ended December 31, 1997 and whose salary and bonus for fiscal 1997 exceeded $100,000; (v) the Company's former President and Chief Executive Officer (the individuals specified in subsections (iii), (iv) and (v) hereof are referred to herein as the "Named Executive Officers"); and (vi) all directors and current executive officers of the Company as a group. As of March 31, 1998, no shares of the Company's Series A-1 Preferred Stock were outstanding.

                                                                                            SHARES OF COMMON STOCK
                                                                                             BENEFICIALLY OWNED(2)
                                                                                          ---------------------------
                                                                                                         PERCENT OF
NAME AND ADDRESS OF STOCKHOLDER(1)                                                           NUMBER         CLASS
----------------------------------------------------------------------------------------  ------------  -------------
COMMON STOCK
5% STOCKHOLDERS
  Fletcher International Limited (3)....................................................    16,674,500          8.2%
  c/o Midland Bank Trust Corporation (Cayman) Limited
  P.O. Box 1109, Mary Street
  Grand Cayman, Cayman Islands
  British West Indies
DIRECTORS AND CURRENT EXECUTIVE OFFICERS
  Leslie G. Denend (4)..................................................................       --            --
  Robert J. Finocchio, Jr. (5)..........................................................         2,505        *
  J.F. Hendrickson, Jr. (6).............................................................       331,258        *
  Stephen E. Hill (7)...................................................................        76,095        *
  Albert F. Knorp, Jr. (8)..............................................................       158,868        *
  James L. Koch (9).....................................................................        94,400        *
  Thomas A. McDonnell (10)..............................................................       150,000        *
  Myron (Mike) Saranga (11).............................................................       156,760        *
  Michael R. Stonebraker (12)...........................................................       589,450        *
  Cyril J. Yansouni (13)................................................................        45,000        *
  All current directors and executive officers as a group
    (17 persons) (14)...................................................................     1,617,546          1.0%
FORMER EXECUTIVE OFFICERS
  Phillip E. White (15).................................................................        12,819        *
SERIES B PREFERRED STOCK
5% STOCKHOLDERS
  CC Investments, LDC (16)(17)..........................................................        12,500         25.0%
    c/o Fund Services
  Corporate Centre, West Bay Road
  P.O. Box 31106, SMB
  Grand Cayman, Cayman Islands BVI
  Proprietary Convertible Investment Group Inc. (16)(18)................................        20,000         40.0%
  c/o Credit Suisse First Boston
  11 Madison Avenue, 3rd Floor
  New York, New York 10010
  Capital Ventures International (16)(19)...............................................        17,500         35.0%
  1 Capital Place
  P.O. Box 1787
  Georgetown, Grand Cayman, Grand Cayman Islands BVI

------------------------------

* Less than 1%.

 (1) Unless otherwise indicated, the address for each listed stockholder is c/o Informix Corporation, 4100 Bohannon Drive, Menlo Park, California 94025. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them.

 (2) For figures related to holdings of Common Stock, applicable percentage ownership is based on 167,464,942 shares of Common Stock outstanding as of March 31, 1998, together with applicable options or warrants for such stockholder. Such outstanding Common Stock share figure reflects that the holders of the outstanding Series B Preferred could not have elected to convert their shares into Common Stock of the Company prior to May 19, 1998. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of Common Stock subject to options or warrants that are presently exercisable or exercisable within 60 days of March 31, 1998 or shares of Preferred Stock which shares are presently convertible or convertible within 60 days of March 31, 1998 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

 (3) Includes 12,769,208 shares of Common Stock issued upon conversion of 220,000 shares of Series A-1 Preferred on February 13, 1998 and 3,905,292 shares of Common Stock currently issuable upon conversion of shares of Series A-1 Preferred, which are currently issuable upon exercise of the Series A-1 Warrant, as such term is defined below. Fletcher International Limited ("Fletcher") is the original purchaser of 160,000 shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred") and warrants to purchase an additional 140,000 shares of Series A Preferred (the "Series A Warrant"). Fletcher exchanged such Series A Preferred for a like number of shares of Series A-1 Preferred and exchanged the Series A Warrant for a warrant to purchase a like number of shares of Series A-1 Preferred (the "Series A-1 Warrant"). The Series A-1 Preferred is convertible into Common Stock of the Company based on a conversion rate that is dependent upon the trading price of the Company's Common Stock as reported on The Nasdaq Stock Market prior to the time of such conversion. On February 13, 1998, Fletcher elected to exercise its right to purchase 60,000 shares of Series A-1 Preferred under the Series A-1 Warrant and simultaneously converted 220,000 shares of A-1 Preferred into 12,769,908 shares of Common Stock. In January 1998, Fletcher gave the Company a notice designating 16,674,500 shares as the maximum number of shares of Common Stock issuable upon conversion of the Series A-1 Preferred (including the 12,769,908 issued on February 13, 1998) on or after April 1, 1998; prior to the time Fletcher delivered such notice, the maximum number of shares of Common Stock issuable upon conversion of the Series A-1 Preferred was 13,674,500. Fletcher must give the Company another 65 day notice to increase the maximum number of conversion shares further. The Series A-1 Preferred shares are non-voting securities and holders of Series A-1 Preferred shares are not generally entitled to vote such shares at the Annual Meeting or otherwise, prior to the conversion of such shares into Common Stock.

 (4) Mr. Denend is a member of the Company's Board of Directors.

 (5) Includes 100 shares of Common Stock held by Mr. Finocchio's minor son. Mr. Finocchio is the Company's Chairman, President and Chief Executive Officer. See "Employment Agreements and Change-in-Control Arrangements."

 (6) Includes 330,000 shares of Common Stock held issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 1998. Mr. Hendrickson is the Company's Vice President, Customer Services, and Lenexa (Kansas) Site General Manager. Mr. Hendrickson forfeited options to acquire 14,000 shares of Common Stock in connection with the Company's November 1997 option repricing program. See "Report on the Compensation Committee of the Board of Directors--Stock Options."

 (7) Includes 72,500 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 1998. Mr. Hill is the Company's Vice President and General Manager, Tools Business Unit. Mr. Hill forfeited options to acquire 14,000 shares of Common Stock in connection with the Company's November 1997 option repricing program. See "Report on the Compensation Committee of the Board of Directors--Stock Options."

 (8) Includes 30,000 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 1998. Also includes 105,728 shares of Common Stock held by Seaport Ventures, L.P., of which Mr. Knorp is a general partner. Mr. Knorp disclaims beneficial of all shares held by Seaport Ventures, L.P. except to the extent of his pecuniary interest therein. Mr. Knorp is a member of the Company's Board of Directors.

 (9) Includes 92,000 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 1998. Mr. Koch is a member of the Company's Board of Directors.

 (10) Includes 95,000 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 1998. Mr. McDonnell is a member of the Company's Board of Directors.

 (11) Includes 155,000 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 1998. Mr. Saranga is the Company's Senior Vice President, Product Management and Development. Mr. Saranga forfeited options to acquire 46,000 shares of Common Stock in connection with the Company's November 1997 option repricing program. See "Report on the Compensation Committee of the Board of Directors--Stock Options."

 (12) Includes 161,882 shares of Common Stock held by Dr. Stonebraker's minor children and 533 shares of Common Stock held by Dr. Stonebraker as trustee for the Michael Stonebraker Pension Plan. Dr. Stonebraker is the Company's Vice President and Chief Technology Officer. Dr. Stonebraker forfeited options to acquire 15,000 shares of Common Stock in connection with the Company's November 1997 option repricing program. See "Report on the Compensation Committee of the Board of Directors--Stock Options."

 (13) Includes 45,000 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 1998. Mr. Yansouni is a member of the Company's Board of Directors.

 (14) Includes 825,500 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 1998.

 (15) Mr. White resigned as Chairman of the Board of Directors, President and Chief Executive Officer in July 1997.

 (16) The Series B Preferred is convertible into Common Stock of the Company based on a conversion rate that is dependent upon the trading price of the Company's Common Stock. At the time of shares of Series B Preferred are converted into Common Stock of the Company, the Series B Stockholders will be issued warrants to purchase additional shares of Common Stock of the Company.

      The number of shares of Common Stock purchasable in connection with the exercise of the Series B Warrants is generally determined according to the number of shares of Common Stock issuable upon conversion of the Series B Preferred. The first day such stockholder may elect to convert shares of the Series B Preferred and exercise the Series B Warrants was May 19, 1998. The Series B Preferred shares are non-voting securities and holders of Series B Preferred shares are not generally entitled to vote such shares at the Annual Meeting or otherwise, prior to the conversion of such shares into Common Stock.

 (17) Assuming the conversion of such shares of Series B Preferred based on an assumed conversion price of $8.50 (the closing sales price of the Company' Common Stock as reported on The Nasdaq Stock Market on March 31, 1998), such stockholder would hold 1,470,588 shares of the Company's Common Stock and warrants to purchase and additional 425,000 shares of Common Stock. Such warrants are issuable upon the conversion of the underlying Series B Preferred and are immediately thereafter exercisable.

 (18) Assuming the conversion of such shares of Series B Preferred based on an assumed conversion price of $8.50 (the closing sales price of the Company' Common Stock as reported on The Nasdaq Stock Market on March 31, 1998), such stockholder would hold 2,352,941 shares of the Company's Common Stock and warrants to purchase and additional 600,000 shares of Common Stock. Such warrants are issuable upon the conversion of the underlying Series B Preferred and are immediately thereafter exercisable.

 (19) Assuming the conversion of such shares of Series B Preferred based on an assumed conversion price of $8.50 (the closing sales price of the Company' Common Stock as reported on The Nasdaq Stock Market on March 31, 1998), such stockholder would hold 2,058,824 shares of the Company's Common Stock and warrants to purchase and additional 595,000 shares of Common Stock. Such warrants are issuable upon the conversion of the underlying Series B Preferred and are immediately thereafter exercisable.

EXECUTIVE COMPENSATION

    The following table summarizes the total compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during each of the fiscal years ended December 31, 1997, 1996 and 1995, respectively, by each of the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                                                             AWARDS
                                                                                          -------------
                                                                  ANNUAL COMPENSATION(1)   SECURITIES
                                                       FISCAL     ----------------------   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                             YEAR        SALARY      BONUS      OPTIONS (#)   COMPENSATION
---------------------------------------------------  -----------  ----------  ----------  -------------  -------------
CURRENT EXECUTIVE OFFICERS
  Robert J. Finocchio, Jr. (2).....................        1997   $  185,278  $              1,500,000     $   5,000(12)
    Chairman, President and Chief                          1996       --          --           --             --
    Executive Officer                                      1995       --          --           --             --
  J. F. Hendrickson, Jr. (3).......................        1997      192,667      39,600        83,560(8)       5,977(13)
    Vice President, Customer                               1996      179,667      --            30,000         6,013
    Services, and Lenexa (Kansas)                          1995      171,667      95,000        40,000         5,395
    Site General Manager
  Stephen E. Hill (4)..............................        1997      163,667      33,400        56,000(9)       2,533(14)
    Vice President and General                             1996      154,569      --            30,000         2,500
    Manager, Tools Business Unit                           1995      145,667      85,000        40,000         2,429
  Myron (Mike) Saranga (5).........................        1997      267,667      69,000       409,000(10)      43,886(15)
    Senior Vice President, Product                         1996      245,667      --           100,000        45,875
    Management and Development                             1995      229,333     168,000       130,000         5,525
  Michael R. Stonebraker (6).......................        1997      209,200      42,400       135,000(11)       2,592(16)
    Vice President and Chief                               1996      155,000      --            75,000         1,620
    Technology Officer                                     1995       --          --           --             --
FORMER EXECUTIVE OFFICERS
  Phillip E. White (7).............................        1997      277,083      --           --            203,967(17)
    Chairman, President and Chief                          1996      461,667      --           200,000         4,484
    Executive Officer                                      1995      421,667     400,000       250,000         4,256

------------------------------

 (1) Other than the salary and bonus described herein, the Company did not pay any executive officer named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of such executive officer's salary and bonus during fiscal 1997, 1996 or 1995.

 (2) Mr. Finocchio became Chairman, President and Chief Executive Officer in July 1997. Accordingly, he received no reportable income from the Company for fiscal 1996 or 1995. Mr. Finocchio's salary and other compensation for fiscal 1997 were determined in accordance with the provisions of his Employment Agreement with the Company. See "Employment Agreements and Change in Control Arrangements." In January 1998, the Company granted Mr. Finocchio an additional option under the 1994 Plan to acquire 500,000 shares of Common Stock, subject to vesting in equal annual installments over four years.

 (3) Mr. Hendrickson became Vice President, Customer Services, in July 1992 and Lenexa (Kansas) Site General Manager in February 1995.

 (4) Mr. Hill was promoted to Vice President and General Manager, Tools Business Unit in January 1998 from Vice President, Advanced Technology, a position he had held since December 1995.

 (5) Mr. Saranga became Senior Vice President, Product Management and Development in May 1993.

 (6) Dr. Stonebraker became Vice President and Chief Technology Officer in February 1996. Accordingly, he received no reportable income for fiscal 1995.

 (7) Mr. White resigned as Chairman, President and Chief Executive Officer in July 1997.

 (8) Includes options to purchase 56,000 shares that Mr. Hendrickson elected to reprice under the Company's November 1997 option repricing program. In connection with such repricing, Mr. Hendrickson forfeited the right to purchase 14,000 shares of Common Stock under options previously granted to him. See "Report of the Compensation Committee of the Board of Directors--Stock Options."

 (9) Fiscal 1997 figure includes 56,000 shares that Mr. Hill elected to reprice under the Company's November 1997 option repricing program. In connection with such repricing, Mr. Hill forfeited the right to purchase 14,000 shares of Common Stock under options previously granted to him. See "Report of the Compensation Committee of the Board of Directors--Stock Options." In January 1998, the Company granted Mr. Hill an additional option under the 1994 Plan to acquire 100,000 shares of Common Stock, subject to vesting in equal installments over four years.

 (10) Fiscal 1997 figure includes 184,000 shares Mr. Saranga elected to reprice under the Company's November 1997 option repricing program. In connection with such repricing, Mr. Saranga forfeited the right to purchase 46,000 shares of Common Stock under options previously granted to him. See "Report of the Compensation Committee of the Board of Directors--Stock Options." Fiscal 1997 figure also includes 100,000 option shares of which will vest on December 31, 2000 if Mr. Saranga remains an employee of the Company on such date. In January 1998, the Company granted Mr. Saranga the right to receive 35,000 performance shares of Common Stock under the 1994 Plan during each of the next three years if certain financial milestones are met as of January 1, 1999, 2000 and 2001. Such performance shares are subject to a right of repurchase in favor of the Company which shall lapse if Mr. Saranga remains an employee of the Company on January 1, 2001.

 (11) Fiscal 1997 figure includes options to purchase 60,000 shares Dr. Stonebraker elected to reprice under the Company's November 1997 option repricing program. In connection with such repricing, Dr. Stonebraker forfeited the right to purchase 15,000 shares of Common Stock under options previously granted to him. See "Report of the Compensation Committee of the Board of Directors--Stock Options."

 (12) Represents reimbursement by the Company of $5,000 in legal fees incurred in connection with the negotiation of Mr. Finocchio's Employment Agreement. See "Employment Agreements and Change in Control Arrangements."

 (13) Represents $4,050, $4,013 and $3,395 in group life insurance paid by the Company in fiscal 1997, 1996 and 1995, respectively, and $1,927, $2,000 and $2,000 in matching contributions under the Company's 401(k) Plan by the Company in fiscal 1997, 1996 and 1995, respectively.

 (14) Represents $533, $500 and $429 in group life insurance paid by the Company in fiscal 1997, 1996 and 1995, respectively, and $2,000, $2,000 and $2,000 in matching contributions under the Company's 401(k) Plan by the Company in fiscal 1997, 1996 and 1995, respectively.

 (15) Represents $6,318, $4,050 and $3,525 in group life insurance paid by the Company in fiscal 1997, 1996 and 1995, respectively and $2,000, $2,000 and $2,000 in matching contributions under the Company's 401(k) plan in fiscal 1997, 1996 and 1995, respectively. Includes $35,568 and $39,825 in forgiveness by the Company in fiscal 1997 and 1996, respectively, of outstanding principal and accrued interest (such forgiveness amounts were not grossed up to satisfy tax obligations) under a promissory note delivered by Mr. Saranga to the Company. See "Certain Transactions."

 (16) Represents $2,592, and $1,620 in group life insurance paid by the Company in fiscal 1997 and 1996, respectively.

 (17) Represents $4,050, $2,484 and $2,256 in group life insurance paid by the Company in fiscal 1997, 1996 and 1995, respectively; and $2,000, $2,000 and $2,000 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1997, 1996 and 1995, respectively. Fiscal 1997 figure also includes $197,917 paid by the Company in connection with Mr. White's resignation pursuant to the terms of his Employment Agreement with the Company. See "Employment Agreement and Change in Control Arrangements" and "Certain Transactions."

STOCK OPTION GRANTS

    The following table provides information relating to stock options awarded to each of the Named Executive Officers during the fiscal year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                                     ----------------------------------------------------       VALUES AT ASSUMED
                                     NUMBER OF     PERCENT OF                                 ANNUAL RATES OF STOCK
                                     SECURITIES   TOTAL OPTIONS                                 PRICE APPRECIATION
                                     UNDERLYING    GRANTED TO      EXERCISE                    FOR OPTIONS TERM(1)
                                      OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   ----------------------------
                                      GRANTED    FISCAL 1997(2)    SHARE(3)     DATE(4)         5%             10%
                                     ----------  ---------------  ----------  -----------  -------------  -------------
CURRENT EXECUTIVE OFFICERS
  Robert J. Finocchio, Jr. (5).....   1,500,000        11.44%     $  10.8125    07/22/07   $  10,199,885  $  25,848,511
  J. F. Hendrickson, Jr. (6).......      27,500         0.21          9.0313    06/18/07         156,193        395,823
                                         32,000         0.24          7.1563    04/18/05          99,665        234,842
                                         24,000         0.18          7.1563    05/16/06          88,044        213,728
  Stephen E. Hill (7)..............      50,000         0.38          9.0313    06/18/07         283,987        719,678
                                         32,000         0.24          7.1563    04/18/05          99,665        234,842
                                         24,000         0.18          7.1563    05/16/06          88,044        213,728
  Myron (Mike) Saranga (8).........     125,000         0.95          9.0313    06/18/07         709,967      1,799,196
                                        100,000         0.76          9.5000    09/15/07         597,450      1,514,055
                                        104,000         0.79          7.1563    04/18/05         323,911        763,235
                                         80,000         0.61          7.1563    05/16/06         293,481        712,425
  Michael R. Stonebraker (9).......      75,000         0.57          9.0313    06/18/07         425,980      1,079,517
                                         60,000         0.46          7.1563    04/15/06         217,424        526,549
FORMER EXECUTIVE OFFICERS
  Phillip E. White.................      --            --             --          --            --             --

------------------------

(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These numbers are calculated based on the requirements promulgated by the Commission and do not reflect the Company's estimate of future stock price growth.

(2) Based on options to acquire 13,107,338 shares granted under the 1994 Plan, the Director Plan and the 1997 Non-Statutory Stock Option Plan during fiscal 1997. Such option grants include shares granted as a result of the Company's November 1997 option repricing program. See "Report of the Compensation Committee of the Board of Directors Stock Options." Unless otherwise specified herein, all options granted to the Named Executive Officers were under the 1994 Plan.

(3) Options were granted at an exercise price equal to not less than the fair market value of the Company's Common Stock on the date of grant as reported on the Nasdaq National Market. The exercise price may be paid in cash, check, by delivery of already-owned shares of the Company's Common Stock subject to certain conditions or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(4) Twenty-five percent (25%) of the shares issuable upon exercise of options granted under the 1994 Plan become vested on the first anniversary of the date of grant, and the remaining shares vest over three years at the rate of 25% of the shares subject to option vesting on each successive anniversary of the option grant date. Unless otherwise specified, options granted to Named Executive Officers in fiscal 1997, including options granted outside the 1994 Plan, are subject to the Company's standard four year vesting schedule described above.

(5) The options to purchase 1,500,000 option shares of Common Stock granted to Mr. Finocchio were issued in connection with his Employment Agreement with the Company. See "Executive Compensation and Change in Control Arrangements." Of the 1,500,000 option shares granted to Mr. Finocchio, 1,000,000 were granted under the 1994 Plan and 500,000 were granted under the Company's 1997 Non-Statutory Stock Option Plan. In addition, in January 1998, the Company granted Mr. Finocchio an additional option under the 1994 Plan to acquire 500,000 shares of Common Stock.

(6) Option grant figures includes 56,000 shares Mr. Hendrickson elected to reprice under the Company's November 1997 option repricing program. In connection with such repricing, Mr. Hendrickson forfeited the right to purchase 14,000 shares of Common Stock under options previously granted to him. See "Report of the Compensation Committee of the Board of Directors--Stock Options."

(7) Option grant figures includes 56,000 shares Mr. Hill elected to reprice under the Company's November 1997 option repricing program. In connection with such repricing, Mr. Hill forfeited the right to purchase 14,000 shares of Common Stock under options previously granted to him. See "Report of the Compensation Committee of the Board of Directors--Stock Options." In addition, in January 1998, the Company granted Mr. Hill an additional option under the 1994 Plan to acquire 100,000 shares of Common Stock, subject to vesting in equal annual installments over four years.

(8) Option grant figures includes 184,000 shares Mr. Saranga elected to reprice under the Company's November 1997 option repricing program. In connection with such repricing, Mr. Saranga forfeited the right to purchase 46,000 shares of Common Stock under options previously granted to him. See "Report of the Compensation Committee of the Board of Directors--Stock Options." Mr. Saranga's option to purchase up to 100,000 shares of the Common Stock of the Company granted in September 1997 under the 1994 Plan will become vested on December 31, 2000 if Mr. Saranga remains an employee of the Company on such date. In January 1998, the Company granted Mr. Saranga the right to receive 35,000 performance shares of Common Stock under the 1994 Plan each of the next three years if certain financial milestones are met as of January 1, 1999, 2000 and 2001. Such performance shares are subject to a right of repurchase in favor of the Company which shall lapse if Mr. Saranga remains an employee of the Company on January 1, 2001.

(9) Option grant figures includes 60,000 shares Dr. Stonebraker elected to reprice under the Company's November 1997 option repricing program. In connection with such repricing, Dr. Stonebraker forfeited the right to purchase 15,000 shares of Common Stock under options previously granted to him. See "Report of the Compensation Committee of the Board of Directors--Stock Options."

OPTION EXERCISES AND FISCAL 1997 YEAR-END VALUES

    The following table sets forth certain information regarding the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 1997 and stock options held as of December 31, 1997 by the Named Executive Officers.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                       SHARES                  OPTIONS AT DECEMBER 31, 1997     AT DECEMBER 31, 1997(2)
                                     ACQUIRED OR     VALUE     -----------------------------  ---------------------------
                                      EXERCISED   REALIZED(1)   EXERCISABLE    UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
                                     -----------  -----------  --------------  -------------  ------------  -------------
CURRENT EXECUTIVE OFFICERS
  Robert J. Finocchio, Jr. (3).....      --        $  --             --          1,500,000    $    --         $  --
  J. F. Hendrickson, Jr............      --           --          320,000         93,500        132,800          --
  Stephen E. Hill (4)..............    15,000       142,188        62,500         116,000          --            --
  Myron (Mike) Saranga (5).........      --           --          135,000         429,000          --            --
  Michael R. Stonebraker...........      --           --             --           135,000          --            --
FORMER EXECUTIVE OFFICERS
  Phillip E. White.................    50,000       63,810       1,245,000(6)       --          624,348(6)       --

------------------------

(1) Market value at the time of exercise less the applicable exercise price.

(2) Based on the closing sales price of $4.750 of the underlying securities as of December 31, 1997 as reported on the Nasdaq National Market minus the exercise price.

(3) In January 1998, the Company granted Mr. Finocchio an additional option to purchase 500,000 shares of Common Stock under the 1994 Plan, subject to vesting in equal installments over four years.

(4) In January 1998, the Company granted Mr. Hill an additional option to purchase 100,000 shares of Common Stock under the 1994 Plan, subject to vesting in equal installments over four years.

(5) In January 1998, the Company granted Mr. Saranga the right to receive 35,000 performance shares of Common Stock under the 1994 Plan each of the next three years if certain financial milestones are met as of January 1, 1999, 2000 and 2001. Such performance shares are subject to a right of repurchase in favor of the Company which shall lapse if Mr. Saranga remains an employee of the Company on January 1, 2001.

(6) All of Mr. White's options expired in February 1998. Prior to the expiration of such options, Mr. White exercised options to acquire an aggregate of 540,000 shares of Common Stock in January and February 1998 with a realized value of approximately $1,161,380.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    NOTWITHSTANDING ANY STATEMENT TO THE CONTRARY IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS WITH THE COMMISSION, THIS REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS IS NOT "SOLICITING MATERIAL," SHALL NOT BE DEEMED "FILED" WITH THE COMMISSION AND SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

    The Compensation Committee of the Board of Directors (the "Committee") establishes the general compensation policies of the Company and the compensation plans and the specific compensation levels for senior executives, including the Company's Chief Executive Officer.

GENERAL COMPENSATION PHILOSOPHY

    The primary objectives of the Company's executive compensation policies include the following:

    - To attract, motivate and retain a highly qualified executive management team;

    - To link executive compensation to the Company's financial performance as well as to defined individual management objectives established by the Committee;

    - To compensate competitively with the practices of similarly situated technology companies; and

    - To create management incentives designed to enhance stockholder value.

    The Company competes in an aggressive and dynamic industry and, as a result, believes that finding, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are key factors to the Company's future success. The Committee's compensation philosophy seeks to align the interests of stockholders and management by tying compensation to the Company's financial performance, either directly in the form of salary and bonuses paid in cash or indirectly in the form of appreciation of stock options and stock purchase rights granted to employees through the Company's equity incentive programs.

    The Company, at the request of the Committee, has retained the services of Towers Perrin to assist the Committee in connection with its duties. Towers Perrin has provided these services to the Committee since 1991. As part of these services, Towers Perrin advises the Committee on the reasonableness of compensation paid to executive officers of the Company and how the overall level of compensation paid to executive officers compares to that paid by other companies that compete with the Company for executive employees (the "Comparison Companies").

    The Comparison Companies are a group of companies in the computer industry that are either the source of executive employees for the Company or which offer employment to candidates from the Company. The Comparison Companies are generally headquartered in the same geographic area as the Company and have similar international presences, market capitalizations and numbers of employees. They comprise approximately 40% of the companies in the Software Product Group of the Hambrecht & Quist Software Sector Index shown on the stock comparison graph below. The Committee believes that the Comparison Companies is the best group for comparing the Company's compensation levels because the Company competes with this group of companies for employees. The companies that comprise the Hambrecht & Quist Software Sector Index, the group used for stock performance, are the best for evaluating the Company's stock performance because they most closely represent the companies whose products and services compete with those of the Company.

CASH COMPENSATION

    Cash compensation for the Company's senior executives consists of a fixed base salary and an annual bonus. Each executive officer's target total annual cash compensation (I.E., salary and bonus) is determined after a review of survey data compiled by Towers Perrin regarding executives at Comparison Companies as well as other relevant market data. For each executive officer, the Company seeks to establish a total target annual compensation level that is consistent with the average of compensation paid to executives at the companies surveyed. For fiscal 1997, the Company's salaries for executive officers tended to closely approximate the average of the Comparison Companies.

    In connection with determining annual bonuses, the Committee establishes a bonus target for each executive officer under the Company's Executive Incentive Compensation Plan (the "EICP"). In setting annual goals for executive bonuses, the Committee considers various factors, including the anticipated introduction of new products, general economic conditions and the Company's competitive position and financial performance relative to its competitors. The target bonus for an executive is intended to relate to his or her potential impact on corporate results, financially and otherwise, and the percentage of the target bonus actually received is determined with reference to enumerated objectives actually achieved. The Committee attempts to set aggressive but realizable objectives that will result, directly or indirectly, in increased revenues and improved net income as well as an improved competitive position for the Company in its target markets. In order to achieve the purposes of the plan, the Committee communicates individual performance objectives and the corresponding bonus targets to executives at the beginning of each fiscal year. The details of the EICP are discussed more fully below under the heading "Compensation of Chief Executive Officer."

EQUITY INCENTIVE PROGRAMS

    Long-term equity incentives, including stock options and performance shares granted pursuant to the Company's 1994 Plan, help to align the economic interests of the Company's management and employees with those of its stockholders. Stock options are a particularly strong incentive because they are valuable to employees only if the fair market value of the Company's Common Stock increases above the exercise price, which is generally set at the fair market value of the Company's Common Stock on the date the option is granted. However, in exceptional circumstances where the fair market value of the Company's Common Stock has declined over time to a point where such per share value is significantly lower than the exercise price of substantially all of the Company's outstanding options, the Committee may recommend to the full Board of Directors that such outstanding options be repriced so that the exercise price of such options is adjusted to equal the fair market value of the Company's Common stock on the date of such repricing. During fiscal 1997, the Committee recommended and the Board of Directors approved an option repricing on two occasions; however, the executive officers of the Company were only eligible to participate in the first option repricing. See "Stock Options" below. In addition to aligning executive and stockholder incentives through establishing an exercise price for options equal to the fair market value of the Company's Common Stock on the date such exercise price is determined, in order to promote the long-term economic interests of the Company, employees must remain employed with the Company for a fixed period of time for their options to vest fully. In general, option shares granted under the 1994 Plan vest in equal annual installments over four years. The number of options granted to each executive is determined by the Committee. In making its determination, the Committee considers the executive's position at the Company, his or her individual performance, the number of options held by the executive, with particular attention to the executive's unvested option position, and other factors.

    The Committee may also grant performance shares under the 1994 Plan from time to time to certain executive officers. The Committee generally grants such performance shares subject to the Company's obtainment of specific financial milestones, such as percentage increases in the Company's revenues. Such vesting milestones for performance shares granted under the 1994 Plan are designed to be of sufficient duration to align the interests of the executive officer receiving such shares with the long term financial performance of the Company. In addition, the Company may impose certain additional restrictions on the vesting of performance shares, including requiring the grantee to remain an employee of the Company for a fixed time before the performance shares will vest.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Generally, in determining the Chief Executive Officer's compensation, the Committee considers comparative financial and compensation data of selected peer companies. On June 18, 1997, the Company entered into an at-will employment agreement with Robert F. Finocchio, the Company's Chairman, President and Chief Executive Officer, which provides for an annual base salary of $460,000, subject to annual review concerning increases. Mr. Finocchio's base annual salary approximates the annual salary of Chief Executive Officers of similarly situated companies. Pursuant to the agreement, the Company also granted Mr. Finocchio options to purchase 1,500,000 shares of Common Stock at an exercise price per share of $10.8125, subject to vesting in equal annual installments over four years. Of the 1,500,000 option shares Mr. Finocchio received under his employment agreement, 1,000,000 were issued under the 1994 Plan and 500,000 were issued under the Company's 1997 Non-Statutory Stock Option Plan. In January 1998, the Company granted Mr. Finocchio an additional option under the 1994 Plan to acquire 500,000 shares of Common Stock, subject to vesting in equal annual installments over four years. Mr. Finocchio's employment agreement provides that in the event of a merger or change in control of the Company, the exercisability of Mr. Finocchio's options will accelerate so as to become fully vested.

    The Chief Executive Officer and all other executive officers receive a base salary that is generally adjusted annually to reflect changes in market conditions, the Company's performance and individual responsibilities. Adjustments to Mr. Finocchio's base salary from the salary set forth in his employment agreement will be in accordance with those factors. In addition, the Chief Executive Officer and all other executive officers and certain other key management employees participate the EICP. Pursuant to the terms of his employment agreement with the Company, Mr. Finocchio was not eligible to participate in the Company's executive bonus plan for fiscal 1997. Bonuses paid under the EICP are based on the officer's performance and on the performance of the Company's as measured by financial objectives established by the Committee at the beginning of each fiscal year. In 1997, as they were for fiscal 1996 and 1995, the corporate financial objectives are operating profit and revenue growth, which are of equal importance. The financial objectives are reviewed by the Committee each year and those used in a particular year are intended to reflect those areas most necessary to maximize the return to investors. Depending on the employee's level, target compensation under the EICP ranges from 20% to 60% of the employee's base salary. If the Company's financial and the individual's personal objectives are exceeded it is possible for the actual bonus amount to exceed the target amount.

    The Company will continue to grant stock options (and may grant performance shares) to the Chief Executive Officer based primarily on the Company's evaluation of his ability to influence the Company's long-term growth and profitability. The Committee determines the size of the option grant based on its estimate of the equity incentive value of the Chief Executive Officer's existing unvested option position.

COMPENSATION OF OTHER EXECUTIVES

    The Committee has adopted compensation policies for its remaining senior executives similar to those established for the Chief Executive Officer. Using salary data supplied by outside consultants and other publicly available data, such as proxy data from peer companies, the Chief Executive Officer recommends to the Committee base salaries for executive officers that are within the range of salaries for persons holding similar positions at peer companies. The Chief Executive Officer and the Committee also consider factors such as the Company's performance (financial and otherwise) relative to peer companies and the individual officer's performance during the most recent fiscal year and potential to contribute to the Company in the future. For fiscal 1997, the base salaries established by the Committee for the Company's executive officers tended to be approximately the average of surveyed companies. Cash bonuses are also determined for the executive officers in a manner consistent with the determination of the Chief Executive Officer's bonus, based primarily on the Company's financial results and the executive officer's performance relative to enumerated EICP goals. Executive officer bonuses during fiscal 1997 were generally consistent with bonuses paid to officers performing similar functions at peer companies. For fiscal 1998, the

Committee has placed greater emphasis on financial performance relative to EICP goals in determining bonus payments.

    The Company also determines stock option and performance share grants for executive officers based on similar criteria as those used or determining stock option grants for the Chief Executive Officer with particular attention to the incentive effect of additional option grants for executive officers whose prior grants are substantially vested.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    The committee has studied Section 162(m) of the Internal Revenue Code and related regulations of the Internal Revenue Service, which limit the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the five most highly compensated executive officers other than the Chief Executive Officer. The Company generally may deduct compensation paid to such officer only if the compensation does not exceed $1 million during any fiscal year or to the extent compensation is "performance-based" as contemplated in Section 162(m). The Company has qualified its 1994 Plan as a performance-based plan and, therefore, compensation realized in connection with options granted under the 1994 Plan is exempt under the statute. The Committee does not believe that the other components of the Company's compensation will be likely in the aggregate to exceed $1 million for any executive officer in fiscal 1998 and, therefore, has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Committee will continue to evaluate the advisability of qualifying the deductibility of such compensation in the future.

STOCK OPTIONS

    The principal purpose of the Company's equity incentive plan is to provide an equity incentive to employees to remain in the employment of the Company and to work diligently in its best interests. The Board of Directors determined that this purpose would not be achieved for employees holding options exercisable at prices above the market price of the Company's Common Stock, and further determined that it was critical to the best interests of the Company and to its stockholders that the Company retain the services of these employees. Accordingly, in September 1997, the Company's Board of Directors authorized the repricing of outstanding options to purchase Common Stock under the Company's stock option plans. Employees, including Named Executive Officers, were eligible to participate only if they remained actively employed at the effective date of the repricing and were only permitted to exchange options outstanding prior to May 1, 1997. The repricing/option exchange was effective November 21, 1997 (the "Repricing Effective Date"). The repricing program offered eligible employees the opportunity to exchange eligible outstanding options with exercise prices in excess of the closing sales price of the Company's Common Stock on the Repricing Effective Date for a new option with an exercise price equal to such price. Other than the exercise price, each new option issued upon exchange has terms substantially equivalent to the surrendered option, including with respect to the number of shares, vesting terms and expiration. Options issued in connection with the exchange may not be exercised for a period of one year from the Repricing Effective Date, however. In addition, officers of the Company participating in the option exchange were required to forfeit 20% of the shares subject to each option being surrendered. The exercise price for repriced options was $7.1563, the closing sales price of the Company's Common Stock on the Repricing Effective Date. The following table provides information with respect to the November 1997 repricing for the Named Executive Officers and for other executive officers of the Company who elected to reprice options. These are the only executive officers who had any of their options repriced.

                         TEN-YEAR OPTION/SAR REPRICINGS

                                                     NUMBER OF
                                                    SECURITIES                                                  LENGTH OF
                                                    UNDERLYING    MARKET PRICE     EXERCISE                  ORIGINAL OPTION
                                                   OPTIONS/SARS    OF STOCK AT   PRICE AT TIME               TERM REMAINING
                                                    REPRICED OR      TIME OF     OF REPRICING       NEW        AT DATE OF
                                                      AMENDED     REPRICING OR   OR AMENDMENT    EXERCISE     REPRICING OR
NAME                                      DATE        (#)(1)      AMENDMENT ($)       ($)        PRICE($)       AMENDMENT
--------------------------------------  ---------  -------------  -------------  -------------  -----------  ---------------
CURRENT EXECUTIVE OFFICERS
  Robert F. Finocchio, Jr. (2)........     --               --             --             --            --             --
  Karen Blasing (3)...................   11/21/97        4,200         7.1563        18.2500        7.1563           7.41
                                         11/21/97        4,800         7.1563        18.2500        7.1563           8.49
                                         11/21/97        8,000         7.1563        18.2500        7.1563           8.54
  J. F. Hendrickson, Jr. (4)..........   11/21/97       32,000         7.1653        18.2500        7.1563           7.41
                                         11/21/97       24,000         7.1563        24.1250        7.1563           8.48
  Stephen E. Hill (5).................   11/21/97       32,000         7.1563        18.2500        7.1563           7.41
                                         11/21/97       24,000         7.1563        24.1250        7.1563           8.48
  Myron (Mike) Saranga (6)............   11/21/97      104,000         7.1563        18.2500        7.1563           7.41
                                         11/21/97       80,000         7.1563        24.1250        7.1563           8.48
  Michael R. Stonebraker (7)..........   11/21/97       60,000         7.1563        19.3750        7.1563           8.40
FORMER EXECUTIVE OFFICERS
  Philip E. White (8).................     --               --             --             --            --             --

--------------------------

(1) All options repriced by the Named Executive Officers and other executive officers listed in the above table were granted under the 1994 Plan.

(2) Mr. Finocchio became Chairman, President and Chief Executive Officer in July 1997; consequently he was not eligible to participate in the November 1997 repricing.

(3) Ms. Blasing became the Company's Vice President, Business Development Finance in May 1998. Prior to that time, Ms. Blasing had served as the Company's Corporate Controller since June 1996 and as a Vice President of the Company since October 1997 before resigning from such positions in April 1998. Ms. Blasing forfeited the right to purchase 4,250 shares of Common Stock as a result of the repricing. At the time of the repricing, 4,600 of the 17,000 options Ms. Blasing elected to reprice were vested.

(4) Mr. Hendrickson forfeited the right to purchase 14,000 shares of Common Stock as a result of the repricing. At the time of repricing, 22,000 of the 56,000 options Mr. Hendrickson elected to reprice were vested.

(5) Mr. Hill forfeited the right to purchase 14,000 shares of Common Stock as a result of the repricing. At the time of repricing, 22,000 of the 56,000 options Mr. Hill elected to reprice were vested.

(6) Mr. Saranga forfeited his right to purchase 46,000 shares of Common Stock as a result of the repricing. At the time of the repricing, 72,000 of the 184,000 options Mr. Saranga elected to reprice were vested.

(7) Dr. Stonebraker forfeited his right to purchase 15,000 shares of Common Stock as a result of the repricing. At the time of the repricing, 15,000 of the 60,000 options Dr. Stonebraker elected to reprice were unvested.

(8) Mr. White resigned as the Company's Chairman, President and Chief Executive Officer in July 1997; consequently he was not eligible to participate in the November 1997 repricing.

    In December 1997, the Company's Board of Directors authorized a second option repricing to be effective January 9, 1998 (the "Second Repricing Effective Date") based upon the closing sales price of the Company's Common Stock as of the Second Repricing Effective Date ($5.094). Under the terms of the second repricing, each employee, excluding officers and directors of the Company, could elect to exchange any option outstanding as of May 1, 1997 for a new option with an exercise price equal to the closing sales price on the Second Repricing Effective Date. Options exchanged in the second repricing may not be exercised for a period of one year from the Second Repricing Effective Date.

                                          THE COMPENSATION COMMITTEE

                                          James L. Koch
                                          Thomas A. McDonnell
                                          Cyril J. Yansouni

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Commission. Such officers, directors, and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

    Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 1997, except as noted below, all
Section 16(a) filing requirements applicable to its officers, directors, and 10% stockholders were satisfied on a timely basis. In making these statements, the Company has relied upon the written representations of its officers and directors.

    Thomas McDonnell, a member of the Company's Board of Directors, inadvertently failed to file a report on Form 4 in March of 1997 for a transaction involving the exercise of an option under the 1994 Plan. Such transaction was reported on Mr. McDonnell's Form 5 for the year ended December 31, 1997.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

    On July 18, 1997, the Company entered into an at-will employment agreement with Mr. Finocchio, the Company's Chairman, President and Chief Executive Officer. The agreement provides for an annual base salary of $460,000, subject to annual review concerning increases. Pursuant to the agreement, the Company granted Mr. Finocchio an option to purchase 1,000,000 shares of Common Stock under the 1994 Plan at an exercise price per share of $10.8125, subject to vesting in equal annual installments over four years and an option under the Company's 1997 Non-Statutory Stock Option Plan to acquire an additional 500,000 shares of Common Stock also at an exercise price of $10.8125, and also subject to vesting under the same terms as the grant under the 1994 Plan. In January 1998, the Company granted Mr. Finocchio an additional option under the 1994 Plan to acquire 500,000 shares of Common Stock, subject to vesting in equal annual installments over four years. In the event of a merger or change in control of the Company, the exercisability of Mr. Finocchio's options will accelerate so as to become fully vested. See "Report of the Compensation Committee of the Board of Directors--Compensation of Chief Executive Officer."

    On September 24, 1997, the Company entered into an at-will employment letter agreement with Jean-Yves F. Dexmier, the Company's Executive Vice President, Finance and Chief Financial Officer, which provides for an annual base salary of $350,000 and an annual cash bonus based on the achievement of individual and Company performance objectives. In the event Mr. Dexmier is terminated without cause within the first twelve months of his employment with the Company, he will be entitled to receive severance in an amount equal to one year of base salary plus any bonus he would have been entitled to receive under the Company's executive compensation plan. If such termination occurs after Mr. Dexmier's first twelve months with the Company, he shall be entitled to receive as severance an amount equal to six months base salary. If there is a change of control of the Company within the first twelve months Mr. Dexmier is employed with the Company, Mr. Dexmier will be entitled to receive $1,000,000 less any stock option profit realized upon the change in ownership. In connection with his employment, the Company granted Mr. Dexmier an option under the 1994 Plan to acquire 500,000 shares of Common Stock at an exercise price of $6.8125, subject to vesting in equal annual installments over four years. In January 1998, the Company granted Mr. Dexmier an additional option under the 1994 Plan to acquire 100,000 shares of Common Stock, subject to vesting in equal annual installments over four years.

    On September 18, 1997, the Company entered into an at-will employment letter agreement with Wesley Raffel, the Company's Vice President, North American Field Operations, which provides for an annual base salary of $250,000 and an annual cash bonus based on the achievement of individual and Company performance objectives. In the event of a change in the Chief Executive Officer or a change in ownership of the Company where Mr. Raffel's employment is terminated in connection with such event,

Mr. Raffel will be entitled to receive severance in an amount equal to one year of base salary. In connection with his employment, the Company granted Mr. Raffel an option under the 1994 Plan to acquire 325,000 shares of Common Stock at an exercise price of $7.3438, subject to vesting in equal annual installments over four years.

    In October 1997, the Company entered into Change of Control Agreements (the "Change of Control Agreements") with Messrs. Dexmier, Raffel and Myron (Mike) Saranga, the Company's Senior Vice President, Product Management and Development and Karen Blasing, the Company's Vice President, Business Development Finance. The Change of Control Agreements, which are substantially similar for each such executive officer, provide that in the event a change in control of the Company occurs, the exercisability of each executive officer's options will accelerate so as to become fully vested.

    In January 1998, the Company entered into an at-will employment letter with Susan T. Daniel, the Company's Vice President, Human Resources, which provides for an annual base salary of $230,000 and an annual cash bonus based on the achievement of individual and Company performance objectives. Ms. Daniel will also receive $7,500 annually her first two years of employment if she remains employed with the Company on the anniversary date of her employment with the Company. In connection with her employment, the Company granted Ms. Daniel an option under the 1994 Plan to acquire 200,000 shares of Common Stock at a per share exercise price of $7.4688, subject to vesting in equal installments over four years. In the event of a change of ownership of the Company within Ms. Daniel's first two years of employment with the Company where Ms. Daniel's employment is terminated within 90 days of the change of control event other than for cause, she will be entitled to receive severance in an amount equal to one year base salary. If a change of control in the ownership of the Company occurs within Ms. Daniel's first six months with the Company, the exercisability of her options will accelerate as to two years additional vesting. If such change of control takes place after such six month period, the exercisability of Ms. Daniel's options will accelerate so as to become fully vested.

    In January 1998, the Company entered into an at-will employment letter with Gary Lloyd, the Company's Vice President, Legal, General Counsel and Secretary, which provides for an annual base salary of $200,000 and an annual cash bonus based on the achievement of individual and Company performance objectives. In connection with his employment, the Company granted Mr. Lloyd an option under the 1994 Plan to acquire 150,000 shares of Common Stock at a per share exercise price of $5.7500, subject to vesting in equal installments over four years. If a change of control in the ownership of the Company occurs within Mr. Lloyd's first six months with the Company, the exercisability of his options will accelerate as to two years additional vesting. If such change of control takes place after such six month period, the exercisability of Mr. Lloyd's options will accelerate so as to become fully vested.

    On March 18, 1998, the Company entered into an at-will employment letter agreement with Diane L. Fraiman, the Company's Vice President, Corporate Marketing, which provides for an annual base salary of $250,000 and an annual cash bonus based on the achievement of individual and Company performance objectives. Pursuant to her employment letter, Ms. Fraiman received a $135,000 "relocation bonus" which Ms. Fraiman will be required to repay in full if she terminates her employment with the Company prior to the first anniversary of her commencement date. Ms. Fraiman will be required to repay half that amount if she terminates her employment after the first anniversary date but prior to the second anniversary date. According to her employment letter, Ms. Fraiman will also be reimbursed for relocation costs. In connection with her employment with the Company, the Company granted Ms. Fraiman an option to acquire 200,000 shares of Common Stock at an exercise price of $8.531 per share, subject to vesting in equal installments over four years. If there is a change in control of the Company within the first six months after the date of Ms. Fraiman's employment letter, the vesting of Ms. Fraiman's options will accelerate as to two year's additional vesting. If such change of control occurs after such six month anniversary, Ms. Fraiman's options will accelerate so as to become fully vested.

    Other than the employment arrangements described above, the Company does not have employment agreements with any current executive officer or director.

    In connection with Philip E. White's resignation as Chairman, President and Chief Executive Officer in July 1997, and pursuant to his employment agreement with the Company, the Company was obligated to pay Mr. White six months salary at a rate of $39,583.34 per month from the time of his resignation.

    The Company has entered into severance arrangements with additional former executive officers of the Company. See "Certain Transactions."

    The Company has also adopted a Rights Agreement, commonly referred to as a poison pill. The Company's Board of Directors has declared a dividend of one Purchase Right (each a "Right" and collectively the "Rights") under the Company's Rights Agreement for each share of the Company's Common Stock outstanding on September 17, 1991 or thereafter issued. When exercisable, each Right initially entitles the holder to purchase one share of Common Stock at a specified price. The Rights become exercisable on the earlier of: (i) the tenth day (or such later date as may be determined by a majority of the Company's Directors not affiliated with the acquiring person or group (the "Continuing Directors")) after a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% of more of the Company's outstanding Common Stock or (ii) the tenth business day (or such later date as may be determined by a majority of the Continuing Directors) following the consummation of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in beneficial ownership by a person or group of 20% or more of the Company's outstanding Common Stock. If an acquiror obtains 20% or more of the Company's outstanding Common Stock (other than in certain permitted transactions), and unless the Rights are earlier redeemed, the holder of each unexercised Right will have the right to receive shares of the Company's Common Stock having a value equal to two times the purchase price. Similarly, unless the Rights are earlier redeemed, after the tenth day following certain acquisition transactions, proper provision must be made so that holders of Rights (other than those beneficially owned by an acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the purchase price. The Rights Agreement has been amended so as to prevent holders of the Series A-1 Preferred and the holders of the Series B Preferred from being deemed acquiring persons under the Rights Agreement by virtue of their beneficial ownership of securities issued or issuable in connection with the sale and issuance of Preferred Stock. The Rights expire on July 25, 2005 or on their earlier exchange, redemption or expiration in connection with certain permitted transactions.

CERTAIN TRANSACTIONS

    In June 1993, the Company made a loan in the principal amount of $150,000 to Myron (Mike) Saranga, the Company's Senior Vice President, Product Management and Development, in connection with his accepting employment by the Company. The loan was originally due and payable in full on the earliest of June 2, 1995, the date Mr. Saranga sold certain residential real property located in Connecticut, or the date Mr. Saranga's employment with the Company was terminated. In June 1995, Mr. Saranga and the Company amended the loan to increase the interest rate of 3.56% per annum to 6.55% per annum and to provide that $30,000 of principal, and accrued interest, would be forgiven on June 2, 1996 and each anniversary thereafter until the loan is no longer outstanding, provided that Mr. Saranga remains an employee of the Company. The loan continues to provide that the full amount of unpaid principal and accrued interest will become immediately due and payable on the date Mr. Saranga's employment with the Company is terminated for any reason. In June 1997 and June 1996, respectively, the Company forgave $35,568 and $39,825 of principal and interest on the loan under the promissory note, respectively (such forgiveness amounts were not grossed up to satisfy tax obligations). As of March 31, 1997, outstanding principal under the note totaled $90,000.

    In April 1997, the Company entered into Separation Agreements with Ronald M. Alvarez, the Company's former Vice President, American Sales, and Edwin C. Winder, the Company's former Vice President, Japan Operations, in connection with their resignations as executive officers of the Company. Under the terms of their respective Separation Agreements, Mr. Alvarez and Mr. Winder received payments for six months additional salary from the time of their resignations at the rate of $17,083.33 and $18,250.00 per month, respectively. In addition, Mr. Alvarez received a bonus in the amount of $7,686.00 for his services during the Company's first fiscal quarter of 1997. As part of his Separation Agreement, options to purchase 11,250 shares of Common Stock of the Company held by Mr. Alvarez continued to vest during the six months subsequent to his resignation date. The Company also agreed to pay both Mr. Alvarez and Mr. Winder additional fees for outplacement services and legal fees incurred in connection with the negotiation of their respective Separation Agreements.

    In connection with D. Kenneth Coulter's resignation as Executive Vice President, Worldwide Field Operations in July 1997, and pursuant to an Employment Agreement the Company previously entered with Mr. Coulter, the Company paid Mr. Coulter an aggregate of $106,954 over the five month period ending December 31, 1997.

    In January 1997, the Company made a loan in the principal amount of $150,000 to Alan Henricks, the Company's former Executive Vice President and Chief Financial Officer, at an interest rate of seven percent (7.0%) per annum in connection with his appointment as Chief Financial Officer. Under the terms of the loan, $50,000 of principal would be forgiven on December 20 of each year that Mr. Henricks remained an employee of the Company. In connection with Mr. Henricks' resignation in April 1997, the Company entered into a Separation Agreement with Mr. Henricks whereby the Company agreed to pay Mr. Henricks nine months salary at a rate of $25,000.00 per month following his resignation. In addition, Mr. Henricks agreed to repay the outstanding principal and interest under the note in equal monthly installments of $17,156.00 through deductions from Mr. Henricks' monthly severance payments described above.

    In connection with David H. Stanley's resignation as Vice President, Legal and Corporate Services, and General Counsel in October 1997, the Company entered into a Separation Agreement with Mr. Stanley whereby the Company agreed to pay Mr. Stanley six months salary at a rate of $16,666.67 per month following his resignation. In addition, the Company agreed that unvested options to purchase up to an aggregate of 150,000 shares of Common Stock of the Company held by Mr. Stanley would continue to vest during a one month transition period. Under the Separation Agreement the Company also agreed to pay Mr. Stanley up to $5,000 for outplacement services.

    The Company has made certain payments to Phillip E. White, the Company's former Chairman, President and Chief Executive Officer in connection with his resignation pursuant to the terms of an employment agreement between the Company and Mr. White. See "Management--Employment Agreements and Change in Control Arrangements."

    On November 17, 1997, the Company issued 160,000 shares of Series A-1 Preferred and the Series A-1 Warrant in cancellation of and exchange for all of the outstanding Series A Convertible Preferred Stock and the Series A Warrant previously issued in connection with a Subscription Agreement, dated August 12, 1997, between Fletcher and the Company. The issuance of the Series A-1 Preferred in exchange for the Series A Preferred was effected in reliance on the exemption under Section 3(a)(9) of the Securities Act. On February 13, 1998, Fletcher exercised the Series A-1 Warrant with respect to 60,000 shares of Series A-1 Preferred and simultaneously converted 220,000 shares of Series A-1 Preferred into 12,769,908 shares of Common Stock.

    In connection with the issuance of the Series B Preferred in November 1997, the Company paid The Shemano Group, Inc. ("Shemano") a fee of $1,000,000 for financial advisory services provided in connection with such financing. In November 1997, the Company also issued Shemano 100,000 shares of its Common Stock in connection with the financing. The Company also issued Shemano a warrant in May

1998 to purchase up to an additional 50,000 shares of Common Stock because as of May 15, 1998, the closing sales price of the Company's Common Stock was less than $12.50 (the "Shemano Warrant"). The Shemano Warrant is exercisable according to the same terms as the Series B Warrants. In February 1998, the Company and Shemano entered into a letter agreement pursuant to which the Company agreed to repurchase from Shemano the 100,000 shares of Common Stock issued in connection with the issuance of the Series B Preferred. The repurchase price would be determined based on the then-prevailing price on The Nasdaq Stock Market and would be payable in cash. The Company's obligation to repurchase such shares terminated upon the Commission declaring the registration statement covering such shares and the shares purchasable upon exercise of the Shemano Warrant effective on May 12, 1998.

    Pursuant to both Article VI of the Company's Bylaws and Section 6 of the Indemnification Agreement the Company enters into with its executive officers and directors, the Company advances expenses incurred by indemnified parties in connection with the investigation, defense, settlement or appeal of threatened, pending or completed action or suits against such parties in their capacity as an agent of the Company. Under both the Bylaws and the Indemnification Agreement, the indemnified party will repay the Company for any advanced expenses if it is ultimately determined that the indemnified party is not entitled to be indemnified by the Company. As of March 31, 1998, the Company had received invoices for legal fees of approximately $1,075,000 incurred by certain of its current and former executive officers and/or directors in connection with certain actions and suits alleging various violations of federal securities laws and state corporate laws. As of March 31, 1998, the Company has advanced approximately $540,000 in expenses to its current and former executive officers and/or directors incurred in connection with such proceedings. The Company anticipates advancing the remaining balance of such expenses in the near future.

COMPANY PERFORMANCE

    NOTWITHSTANDING ANY STATEMENT TO THE CONTRARY IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS WITH THE COMMISSION, THIS COMPANY PERFORMANCE GRAPH IS NOT "SOLICITING MATERIAL," SHALL NOT BE DEEMED "FILED" WITH THE COMMISSION AND SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS. The following graph shows a five-year comparison of cumulative total return for the Company's Common Stock through December 31, 1997 relative to the Nasdaq Stock Market Index
(US) and the Hambrecht & Quist Software Sector Index.

                              INFORMIX CORPORATION
                      H & Q COMPUTER SOFTWARE SECTOR INDEX
                       NASDAQ STOCK MARKET -- U.S. INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                        H&Q COMPUTER     NASDAQ STOCK

            Informix   Software Sector    Market -U.S.
Dec-92        100.00            100.00          100.00
Dec-93        117.24            107.35          114.80
Dec-94        177.24            134.81          112.21
Dec-95        331.03            193.23          158.70
Dec-96        224.83            234.89          195.19
Dec-97         52.41            284.01          239.53

    Assumes $100 invested on the last trading day of December 1992 at the closing sales price in the Company's Common Stock, the Nasdaq Stock Market Index
(US) and the Hambrecht & Quist Software Sector Index. Total return assumes reinvestment of dividends for the Nasdaq Stock Market Index (US) and the Hambrecht & Quist Software Sector Index. The Company has never paid dividends on its Common Stock and has no present plans to do so.

    The Nasdaq Stock Market Index (US) was prepared by the Center for Research in Security Prices and includes all United States Nasdaq Stock Market companies.

    The H&Q Software Sector Index is a subset of the H&Q Technology Index and is comprised of publicly traded stocks considered by H&Q as representative of the software marketplace as a whole.

                                  PROPOSAL TWO
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected KPMG Peat Marwick LLP ("KPMG"), independent accountants, to audit the financial statments of the Company for the current fiscal year ending December 31, 1998. The Company expects that a representative of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if he of she desires to do so and will be available to answer any appropriate questions.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

    On May 20, 1998, the Company filed a current report on Form 8-K (the "Form 8-K") regarding its dismissal of Ernst & Young LLP as its independent accountants and the engagement of KPMG as the Company's independent accountants. The contents of that report are as follows:

FORM 8-K FILED ON MAY 20, 1998

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

    On May 12, 1998, the Company's Board of Directors approved a resolution (i) to dismiss Ernst & Young LLP ("E&Y") as the Company's independent accountants, effective upon management's notification of E&Y of the dismissal; and (ii) concurrent with such notification, to engage KPMG Peat Marwick LLP ("KPMG") as the Company's independent accountants upon such terms as may be negotiated by management.

    On May 13, 1998, the Company's management notified E&Y of the dismissal. On May 19, 1998, the Company engaged KPMG as the Company's independent accountants.

    E&Y's reports with respect to the Company's financial statements for the fiscal years ended December 31, 1996 and 1997 did not contain an adverse opinion or a disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles.

    In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1996 and 1997 and in the subsequent interim period, except as described in the next paragraph, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference to the matter in their report.

    E&Y advised the Company that it disagreed with the Company's recognition of revenue resulting from software license transactions with industrial manufacturers which occurred during the first quarter ended March 31, 1998. The disagreement was resolved to the satisfaction of E&Y with the result that approximately $6.2 million in revenue has been deferred and will be recognized over a period which the Company expects to be approximately two years. The Company intends to file immediately an amendment to its quarterly report on Form 10-Q for the quarter ended March 31, 1998 to restate its financial results for the period. The Audit Committee has discussed the accounting of these transactions with management and E&Y.

    The Company has authorized E&Y to respond fully to the inquiries of KPMG as the successor independent accountants of the Company. Prior to accepting its engagement as the Company's successor independent accountants, KPMG had the opportunity to discuss with E&Y the subject matter of the disagreement described above and other matters relevant to the Company. KPMG has not offered any report or advice to the Company concerning such disagreement that was important to the Company's decision in reaching a resolution.

    During the Company's fiscal years ended December 31, 1996 and 1997, and through March 31, 1998, the following reportable events occurred:

    In connection with the restatement of the Company's financial statements for fiscal years ended December 31, 1996, 1995 and 1994, and the quarter ended March 30, 1997, a number of conditions which collectively represented a material weakness in the Company's internal accounting controls were identified. These conditions included a deterioration in the Company's accounting controls at corporate and regional management levels, and a relative failure to stress the importance of these controls; an inappropriate level of influence, principally by the sales organization, over the revenue recognition process; and an apparent lack of clarity and consistent understanding within the Company of the application of the Company's revenue recognition policies to large, complex reseller license transactions. The Company is implementing a plan to strengthen the Company's internal accounting controls. This plan includes updating the Company's revenue recognition policies regarding accounting and reporting for large, complex reseller license transactions, developing and conducting educational programs to help implement such policies, changing the Company's corporate and regional accounting and reporting structure and re-establishing an internal audit function reporting to the Company's Board of Directors.

    On April 29, 1998, E&Y informed the Audit Committee of the Board that it considered that, in connection with the audit of the Company's fiscal 1997 consolidated financial statements, the lack of appropriate resources in the accounting and controlling departments of the Company constituted a reportable condition.

RESPONSE OF ERNST & YOUNG

    On May 29, 1998 E&Y furnished the Company with the following response letter concerning the information contained in the Form 8-K, which response letter the Company filed with the Commission on Form 8-K/A on June 2, 1998.

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

    We have read Item 4 of Form 8-K dated May 20, 1998, of Informix Corporation and believe it is not complete as to reportable events as described in Item 304(a)(1)(v) of Regulation S-K. We believe the ninth paragraph of Item 4 included on page 3 therein should be replaced by the following two sentences. On April 29, 1998, E&Y informed the Audit Committee of the Board that, in connection with the audit of the Company's fiscal 1997 consolidated financial statements, the lack of appropriate resources, analyses, and process structure in the accounting and financial reporting departments of the Company resulted in delays in closing the books, numerous and material amounts of post-closing entries and audit adjustments required to be recorded by the Company, and difficulty in accumulating accurate information necessary for financial statement disclosure in a timely manner. E&Y considers this condition to be a material weakness.

    We are in agreement with the statements contained in the first sentence of the second paragraph, the third paragraph, the fourth paragraph, the first sentence of the fifth paragraph, the first part of the second sentence of the fifth paragraph through and including the words "has been deferred", the fourth sentence of the fifth paragraph as it relates to our Firm, the first sentence of the sixth paragraph, the seventh paragraph, the first and second sentence of the eighth paragraph, and the first sentence of the tenth paragraph on pages 2 and 3 therein. In addition, we have no basis to agree or disagree with other statements of the registrant contained therein.

    Regarding the registrant's statements concerning the lack of internal controls to prepare financial statements, included in the eighth and ninth paragraphs of Item 4 on page 2 and 3 therein, we had considered such matters in determining the nature, timing and extent of procedures performed in our audit of the registrant's consolidated financial statements for the years ended December 31, 1997, 1996, 1995, and 1994.

                                          /s/ Ernst & Young LLP

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    The affirmative votes of the holders of a majority of the shares of Company stock present or represented and voting at the Annual Meeting will be required to approve this proposal. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

    It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

                                          For the Board of Directors
                                          INFORMIX CORPORATION

                                          /s/ Gary Lloyd

                                          Gary Lloyd
                                          SECRETARY

Dated: June 15, 1998

                                   DETACH HERE

                                     PROXY

                              INFORMIX CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert J. Finocchio, Jr. and Gary Lloyd and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Informix Corporation, to be held at the Hyatt Rickey's, 4219 El Camino Real, Palo Alto, California, on Thursday, July 16, 1998 at 11:00 a.m., local time, and at any continuation or adjournment thereof, with all the powers which the undersigned might have if personally present at the meeting.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated June 15, 1998, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of the Corporation, gives notice of such revocation.

     THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

     PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.


SEE REVERSE                                                          SEE REVERSE
   SIDE            CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE

                                 DETACH HERE

/X/  PLEASE MARK VOTES
     AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:

1.   ELECTION OF CLASS II DIRECTORS:
     NOMINEES: James L. Koch and Thomas A. McDonnell

               FOR           WITHHELD
               / /             / /

/ / _______________________________________________
To withhold authority to vote for any individual nominee, write that nominee's name on the line above and mark the box.

2. To ratify the appointment of KPMG Peat Marwick LLP as the Corporation's independent accountants for the 1998 fiscal year.

     FOR       AGAINST       ABSTAIN
     / /         / /           / /

     In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and any adjournment(s) thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  / /

THIS PROXY WILL BE VOTE AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF CLASS II DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT ACCOUNTANTS FOR THE 1998 FISCAL YEAR.

Please date and sign exactly as your name or names appear hereon. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity. If shares are held by joint tenants or as community property, both should sign.

Signature: ________________________________  Date: _______________

Signature: ________________________________  Date: _______________